Exhibit 2.1



                            STOCK EXCHANGE AGREEMENT
                           and PLAN of REORGANIZATION



     This Agreement ("Agreement") is made and entered into on April 30, 2002, by and among RENEGADE VENTURE (NEV.) CORPORATION, a Nevada corporation, as buyer (the "Company"); HAMILTON AEROSPACE TECHNOLOGIES, INC., a Delaware corporation, as the acquired company ("Acquired Company" or "Hamilton"); and certain persons executing this Agreement in their capacity as shareholders of Hamilton (the "Hamilton Holders").

                                R E C I T A L S:

     A. The Hamilton Holders collectively own of record and beneficially 1,000 shares of common stock, no par value, of Hamilton (collectively, the "Hamilton Shares"), which are all the shares of Hamilton capital stock issued and outstanding; and

     B. The Hamilton Holders desire to sell to the Company, and the Company desires to purchase from the Hamilton Holders, all of the Hamilton Shares, on the terms and subject to the conditions of this Agreement; and

     C. The respective boards of directors of Hamilton and the Company have approved the execution of this Agreement and performance of the parties' respective obligations herein.

     NOW THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

     1. THE EXCHANGE.

          1.1 Sale and Purchase of the Hamilton Shares. On the terms and subject to conditions of this Agreement, at the Closing (defined below), the Hamilton Holders shall sell, transfer, assign, convey and deliver to the Company, free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to herein by the Company), and the Company or its subsidiary shall purchase, accept and acquire, all of the Hamilton Shares from the Hamilton Holders, such purchase and sale being herein sometimes referred to as the "Exchange." The Company shall receive good and merchantable title to the Hamilton Shares. No cash shall be due to the Hamilton Holders. It is intended among all the parties that the Exchange shall constitute a tax free reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

          1.2 Issuance of Exchange Shares. In full payment for the Hamilton Shares, the Company shall ratably issue and deliver to the Hamilton Holders in proportion to their respective ownership of the Hamilton Shares, as set forth on
SCHEDULE 1.2 to this Agreement, attached hereto and incorporated herein, an aggregate of 12,500,000 shares of the Company's common stock, $.001 par value per share (the "Exchange Shares"), being 12,500 Exchange Shares for every Hamilton Share conveyed to the Company.

         The Exchange Shares will, when issued, be validly issued, fully paid, and nonassessable; the sale, issuance and delivery of the Exchange Shares on the terms herein contemplated has been authorized by all requisite corporate action of the Company; and the Exchange Shares will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of the Company or any other person. The Exchange Shares shall be issued to the Hamilton Holders in the respective denominations set forth on SCHEDULE 1.2 to this Agreement.

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HAMILTON________________  Company________________

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          1.3 Exchange Shares Not Registered. The Exchange Shares when issued will not be registered under the Securities Act of 1933, as amended ("Act"), or the securities laws of any state or states, but shall be issued in reliance upon the exemptions from registration provided by Section 4(2) of the Act and/or Rule 505 or 506 of Regulation D under the Act and under analogous state securities laws, on the grounds that the Exchange does not involve any public offering. The Exchange Shares will be "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from the Act's registration requirements is available for their resale. The prior written consent of the Company will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Nothing in this Agreement, however, precludes the subsequent registration of the Exchange Shares under the Act for resale on any appropriate form. All certificates evidencing the Exchange Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

                  "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

          1.4 Closing. Subject to the conditions precedent set forth herein, the consummation of the Exchange and any other transactions herein contemplated ("Closing") shall take place either at the offices of Brasher & Company, 90 Madison Street, Suite 707, Denver, Colorado 80206 or by the exchange of documents via courier, on or before May 31, 2000, which is herein referred to as the "Closing Date". The parties may by unanimous agreement provide for one or more postponements of the Closing.

          1.5 Officers and Directors of the Company. At the Closing, the current officers and directors of the Company shall resign as necessary, each resignation to confirm in writing that the resigning persons do not owe and are not owed anything by the Company, and the persons named below shall be elected to the offices and directorships shown next to their respective names:

              Name                                    Position
              ----                                    --------

         Ian Herman                         DIRECTOR, Chairman of the Board
         Ronald J. Clark                    DIRECTOR, President, CEO
         Robert Scott                       Chief Financial Officer
         John Sawyer                        DIRECTOR

          1.6 Further Assurances. Hamilton and the Hamilton Holders agree to execute all documents and instruments and to take or to cause to be taken all actions which the Company deems necessary or appropriate to complete the transactions contemplated by this Agreement, whether before or after the Closing.

     2. OTHER AGREEMENTS OF THE PARTIES.

          2.1 Hamilton to Obtain Audited Financial Statements. Prior to the Closing, Hamilton (including all Hamilton subsidiaries) shall obtain the audited financial statements called for by Item 310 of Regulation S-B of the Securities and Exchange Commission, including the required balance sheets, and statements of cash flows, operations and changes in stockholders' equity, together with all

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HAMILTON________________  Company________________
required footnotes and schedules, audited by certified public accountants who are members of the SEC Practice Section of the AICPA. Such statements shall be prepared in accordance with generally accepted accounting principles and applicable SEC rules and regulations, applied on a consistent basis. However, the Company may waive this provision if it believes that Hamilton will have no difficulty in obtaining audited financial statements that comply with this paragraph and filing them with the Securities and Exchange Commission within the period specified in Item 7(a)(4) of Form 8-K.

          2.2 Hamilton to Obtain Certain Transfers and Assignments. Prior to the Closing, Hamilton shall (i) obtain assignment to it of all real property leases between Hamilton Aviation, Inc. as tenant and the City of Tucson, Arizona or the Tucson Airport as lessor relating to the property heretofore under lease by Hamilton Aviation, Inc. at the Tucson, Arizona Airport; and (ii) obtain a Federal Aviation Agency (FA) Air Agency Certificate and all other licenses and certificates granted by the FAA and every other state, municipality or other political subdivision and necessary to the lawful and proper operation of Hamilton's air agency business as now being conducted and proposed to be conducted in the future. However, the Company may waive this provision if it believes that Hamilton will have no difficulty in obtaining transfer to it of all such licenses and certificates.

          2.3 Acquisition of Assets. Prior to the closing, Hamilton shall complete the acquisition of the assets of Hamilton Aviation, Inc.

          2.4 The Company's Capitalization at Closing; Sale of Certain Shares. At the Closing, the Company shall have issued and outstanding not more than 4,320,000 shares of common stock. Other than such shares, at the Closing the Company will not without the prior written consent of the Hamilton Holders have issued or outstanding any other shares of stock, nor any options or other rights to purchase its common stock, nor any instrument convertible into or exchangeable for its common stock. No shareholder of the Company will have any preemptive right or similar right to purchase the Exchange Shares or other stock of the Company.

          2.5 Grant of Stock and Options. Upon execution of this Agreement, the Company shall grant and issue common shares and common stock purchase options to persons and in amounts specified by Hamilton (the "Hamilton Employee Grants"). Shares shall be issued as part of the Hamilton Employee Grants only to officers, directors and employees of Hamilton and to persons who are agents of or consultants to Hamilton, provided that such agents and consultants are natural persons who render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction. The options shall be exercisable at a price of $.10 per share

     3. HAMILTON'S REPRESENTATIONS AND WARRANTIES. Hamilton hereby represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

          (a) Organization and Standing. Hamilton is a corporation duly organized on April 5, 2002, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to carry on the business in which it is engaged, to own the properties and assets it owns, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

          (b) Capitalization. Hamilton's authorized capital stock consists of 1,000 shares of common stock, with no par value, of which 1,000 shares have been issued and are outstanding, and no shares of Preferred Stock are authorized. All of the Hamilton Shares have been duly authorized, validly issued, and are fully paid and nonassessable. Except as expressed in this section, Hamilton does not have any other outstanding equity securities, options, warrants or similar instruments, and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character,

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HAMILTON________________  Company________________
whether written or oral, express or implied, whereby Hamilton is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Hamilton of any type or class. SCHEDULE 1.2 sets forth the names and addresses of all holders of capital stock of Hamilton and the number of shares of common stock held by each, which is an accurate and complete list. No person has preemptive or similar rights as to the Hamilton Shares. Hamilton will prior to Closing provide to the Company a copy of all agreements and understandings between Hamilton and any third parties.

          (c) Subsidiaries. Hamilton currently has and at Closing will have no subsidiaries.

          (d) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Hamilton Shares, Hamilton or any of its properties or assets in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to Hamilton, would materially affect its business, prospects, properties or financial condition or Hamilton's right to conduct its business as being conducted or expected to be conducted, except as disclosed on SCHEDULE 3(d). There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Hamilton Shares or Hamilton is a party or by which it is bound or affected, except as disclosed on SCHEDULE 3(d). Copies of material pleadings shall accompany such schedule.

          (e) Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by Hamilton are true, correct and complete as of the date of this Agreement and will be so as of the Closing Date. All statements contained in any certificate made by any official of Hamilton and delivered to the Company shall be deemed representations and warranties of Hamilton.

          (f) Compliance with Laws and Permits. Hamilton has complied in all material respects with its articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing. Hamilton has obtained all federal, provincial and municipal licenses and permits necessary to its properties and operations, is not in violation of any such license or permit and has not received any notification that any revocation or limitation thereof is pending or threatened.

          (g) No Undisclosed Material Liabilities. Hamilton has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), including liabilities as guarantor or surety or otherwise for the obligations of others and tax liabilities due or to become due, except as described in writing to the Company or on SCHEDULE 3(g). There is no basis for any material claim against Hamilton's assets, which involves an amount in excess of $10,000, except as disclosed in writing to the Company. Hamilton has no creditors whose prior consent might be required by law to the Exchange.

          (h) Material Transactions and Adverse Changes. Except as has been disclosed in writing to the Company, Hamilton has not and as of the Closing Date will not have: (i) suffered any materially adverse change in its assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of its assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of Hamilton; (iii) made any change in any method of accounting or accounting practice, including the revaluation of any of its assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Section.

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HAMILTON________________  Company________________

          (i) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon Hamilton by any federal, state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed. Adequate reserves have been established for all income and other tax liabilities, except as otherwise disclosed on SCHEDULE 3(i). Hamilton has not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability. No consents have been filed by Hamilton pursuant to
Section 341(f) of the Internal Revenue Code of 1986, as amended.

          (j) Contracts. Attached to this Agreement, as SCHEDULE 3(j) is a list of all material contracts to which Hamilton is a party. With respect to each such contract, except as disclosed in writing to the Company, Hamilton is not in default, the contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, and the contract will continue after the Closing to be legal, valid, binding, in full force and effect in accordance with its terms. Contracts or commitments described in any other Schedule need not be disclosed in SCHEDULE 3(j).

          (k) Indebtedness to and from Affiliates. Except as disclosed on
SCHEDULE 3(k), Hamilton is not indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no money or property is owed to Hamilton by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing Date.

          (l) Documents Genuine. All originals and/or copies of Hamilton's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of directors and shareholders of Hamilton, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Company, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

          (m) Financial Statements and Records. Hamilton will provide to the Company its financial statements, which shall fairly present the assets, liabilities and financial condition of Hamilton as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto. Hamilton also will furnish to the Company copies of its other books, accounts and records as requested.

          (n) Officers and Directors Salaries. Hamilton will provide to the Company a list of all its officers and directors, reflecting the job description and salary of each person.

          (o) Insurance. SCHEDULE 3(o) contains a list of all insurance policies Hamilton has in effect.

          (p) Authorization and Validity. The execution, delivery and performance by Hamilton of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Hamilton and all necessary approvals of the shareholder(s) of Hamilton will have been obtained by the Closing Date. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Hamilton and constitutes and will constitute legal, valid and binding obligations of Hamilton, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

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HAMILTON________________  Company________________

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          (q) Consents; Approvals; Conflict. Except for compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for Hamilton and the Hamilton Holders to consummate the Exchange. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, Hamilton's articles of incorporation, bylaws or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which Hamilton is a party.

          (r) Intellectual Property. Attached to this Agreement, as SCHEDULE 3(r) is a description of all registered trademarks, trademarks, service marks, copyrights, trade names and licenses, owned or held by Hamilton and applications pending therefor. Copies of each such right or application shall be furnished to the Company. Hamilton has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, service mark or copyright belonging to any third person, and Hamilton has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. Hamilton owns or hold adequate licenses or other rights to use all patents, trademarks, trade names, service marks and copyrights used in its business as now conducted, and such use does not conflict with, infringe upon or violate the rights of any third party in a manner which might have a materially adverse effect upon Hamilton.

          (s) Restrictive Covenants. Prior to the consummation of the Exchange, Hamilton shall conduct its business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, Hamilton will not, without the prior written consent of the Company, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any material indebtedness for borrowed money, (iv) make any loans or advances other than in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to its capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, or
(vii) mortgage, pledge, or subject to encumbrance any of its assets or properties or sell or transfer any of its assets or properties, except in the ordinary and usual course of business.

          (t) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Hamilton has made no other representations or warranties to Company in connection with the Exchange. Hamilton's decision to enter into the Exchange is based upon its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     4. REPRESENTATIONS AND WARRANTIES OF THE HAMILTON HOLDERS. The Hamilton Holders each represent and warrant to the Company that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

          (a) Each Hamilton Holder owns of record and beneficially all the Hamilton Shares respectively shown next to his, her or its name on SCHEDULE 1.2 to this Agreement; and his, her or its Hamilton Shares are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons; and no person has or will have any right in and to such shares except as are created by force of law under any marital, community property or similar rights. No third party has or at Closing will have any right of first refusal, pre-emptive right, option or similar right to acquire any of the Hamilton Shares except as disclosed to the Company in writing prior to the Closing. Each Hamilton Holder represents and warrants that he, she

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HAMILTON________________  Company________________
or it is not now insolvent and will not be insolvent after selling and delivering the Hamilton Shares to the Company on the terms of this Agreement, and each Hamilton Holder is receiving new consideration at least equal to the full and fair value of the Hamilton Shares being sold. Each Hamilton Holder has the full right, power and legal capacity to enter into this Agreement and sell and deliver the Hamilton Shares to the Company.

          (b) The Hamilton Holders understand and acknowledge that the Company is not profitable and does not have full-time or professional management, and that the officers and directors of the Company after the Closing will principally consist of the current officers and directors of or persons designated by Hamilton. Each Hamilton Holder recognizes that the Exchange Shares are speculative and involve a high degree of risk, and that the prospects and future success of the Company depend principally upon the Hamilton Holders.

          (c) Each Hamilton Holder acknowledges and agrees that he, she or it or his, her or its representatives have been furnished with or offered substantially the same kind of information regarding the Company and its business, assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Exchange Shares. Each Hamilton Holder further represents that he, she or it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

          (d) In connection with the issuance and delivery of the Exchange Shares, each of the Hamilton Holders understands and acknowledges that the Exchange Shares have not been registered under the Act or any state laws in reliance upon exemptions from registration and that such shares will be restricted and subject to significant restrictions on transfer, as described in
Section 1.3 of this Agreement. Each Hamilton Holder is acquiring the Exchange Shares for his, her or its own account, and not for the account of any other person and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Exchange Shares except as may exist or arise under marital property laws or otherwise by operation of law.

          (e) Each of the Hamilton Holders, alone or together with his, her or its respective adviser(s), has such knowledge and experience in financial, tax and business matters as to enable Hamilton Holder to utilize the information made available by the Company, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

          (f) All information which each Hamilton Holder has provided or will provide to the Company is or will be correct and complete as of the date furnished to the Company, and, if there should be any material change in such information prior to the Closing as to a Hamilton Holder, that Hamilton Holder will immediately provide the Company with such information.

          (g) No Hamilton Holder was solicited by the Company by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

          (h) Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has not made any representation or warranty to any Hamilton Holder in connection with this Agreement. Each Hamilton Holder's decision to enter into the Exchange is based upon his, her or its own independent judgment and investigation and not on any representations and

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HAMILTON________________  Company________________

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warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

          (i) To the best of the knowledge of each Hamilton Holder, all of the representations and warranties of Hamilton set forth in this Agreement are accurate and true.

     5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Unless specifically stated otherwise, the Company represents and warrants to the other parties that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

          (a) Organization and Good Standing; Authority. The Company is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Nevada, entitled to own its properties and operate its business as now being conducted. The Company has corporate power and authority to enter into this Agreement and the related agreements contemplated herein, to executive and deliver and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b) Authorized Capitalization. As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value, of which 4,320,000 are outstanding, and 5,000,000 shares of undesignated preferred stock, $.001 par value, none of which are outstanding.

          (c) Outstanding Options, Warrants or Other Rights. Except as expressly set forth, herein, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to Hamilton a list of all holders of the Company's capital stock and stock options, the number of shares held by each and the number of each certificate held, duly certified by the Secretary or Transfer Agent of the Company.

          (d) Subsidiaries. The Company has one subsidiary, Johnstone Softmachine Corporation, a Colorado corporation, which is wholly owned. Johnstone is a corporation which holds a license to use certain data derived from the securities markets, which is its only asset. Johnstone does not currently have any revenues or liabilities, and the Company has not assumed any debt or other obligation in connection with Johnstone.

          (e) Documents Genuine. All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to Hamilton, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

          (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Company is a party or by which it is bound or affected.

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HAMILTON________________  Company________________

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          (g) Compensation Plans. Except as described below, the Company has not authorized and does not have in effect any stock options or stock purchase plans, dividend reinvestment plans or similar plans pursuant to which any person is entitled to acquire capital stock of the Company or any securities convertible into or exchangeable for its capital stock. The Company has delivered to Hamilton a copy of each plan and grant of common shares and options described below. No shares will be awarded or issued pursuant to such plans, or otherwise, without the prior written authorization of Hamilton.

               (i) The Company has in effect a 1997 Compensatory Stock Option Plan, covering 2,000,000 shares of the Company's common stock. Options have been granted covering a total of 1,000,000 shares under this plan. No other options will be granted under this plan prior to Closing except as herein expressly provided for, without Hamilton's prior written consent.

               (ii) The Company has in effect a 1997 Employee Stock Compensation Plan covering 1,000,000 of the Company's common shares, pursuant to which the Company may award shares of common stock to persons defined therein as employees. The Company has not awarded any shares under this plan, and no shares will be awarded under this plan prior to Closing except as herein expressly provided for, without Hamilton's prior written consent.

               (iii) The Company has in effect a 2002 Compensatory Stock Option Plan, covering 3,000,000 shares of the Company's common stock. No options have been granted under this plan and none will be granted prior to Closing except as herein expressly provided for, without Hamilton's prior written consent.

          (h) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

          (i) Financial Statements. The Company will provide to Hamilton all of the Company's financial books and records and such audited and unaudited financial statements of the Company, back to inception, as exist and as Hamilton requests. All such statements shall fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.

          (j) No Undisclosed Material Liabilities. The Company has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in the Company's financial statements or otherwise disclosed in writing to Hamilton.

          (k) Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

HAMILTON________________  Company________________

          (l) Indebtedness to or from Affiliates. The Company is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date. No money or property is owed to the Company by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.

          (m) Insurance. The Company does not now have any insurance policy in effect and will not obtain any insurance policy prior to Closing.

          (n) Books, Records and Accounts. Except for the minute book and accounting and corporate records of the Company furnished to Hamilton, there are no other books, records or accounts of the Company. Hamilton shall have the right to review and obtain all records, books and accounts of the Company.

          (o) Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to Hamilton shall be deemed representations and warranties of the Company.

          (p) Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

          (q) Restrictive Covenants. Prior to the consummation of the proposed Exchange, the Company shall not engage in any business or activity other than attempting to consummate the Exchange. Furthermore, the Company will not, without the prior written authorization of Hamilton, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment which is material to the Company.

          (r) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Hamilton has made no other representation or warranty to the Company in connection with the Exchange. The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of Hamilton other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     6. CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the accuracy and truthfulness of all representations of the other parties, and the fulfillment, prior to the Closing, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

          6.1 Documents to be Delivered to the Company. At the Closing, the following documents shall be delivered to the Company by Hamilton or the Hamilton Holders, as the case may be, which documents shall be satisfactory in form and content to the Company's counsel:

HAMILTON________________  Company________________

          (a) Certificates executed by the chief executive officer and the chief financial or accounting officer of Hamilton, dated the Closing Date, certifying that the representations and warranties of Hamilton contained in this Agreement and the information set forth in all Schedules and Exhibits of Hamilton hereto are then true and correct and that Hamilton has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by Hamilton.

          (b) A copy of the directors' resolution or the minutes of the meeting of the directors of Hamilton approving the execution and performance of this Agreement.

          (c) All certificates evidencing the Hamilton Shares, each endorsed on the reverse side for transfer or accompanied by a signed stock power in form satisfactory to the Company.

          (d) All Schedules, properly filled out, and all documents and Exhibits called for in this Agreement.

          (e)  Current Bylaws.

          (f)  Articles of Incorporation.

          (g)  All amendments and restatement to Articles of Incorporation.

          (h) Minutes from all Board of Directors Meetings and Shareholders Meetings from inception.

          (i)  Certified Shareholder List.

          6.2 Documents to be Delivered to Hamilton and the Hamilton Holders. Prior to the Closing, and as a condition precedent to Closing, each of the following documents shall be delivered to Hamilton and the Hamilton Holders by the Company, and the documents must be satisfactory in form and content to Hamilton Holders, Hamilton and its counsel:

          (a)  Current Company Bylaws.

          (b)  Articles of Incorporation.

          (c)  All amendments and restatements to Articles of Incorporation.

          (d) Minutes from all Board of Directors Meetings and Shareholders Meetings from inception.

          (e) All State and Federal Tax Returns filed from 1998 to present (including extensions).

          (f)  Shareholder List.

          (g) To the Hamilton Holders, certificates evidencing the Exchange Shares in the proper denominations.

          (h) To Hamilton, a certificate executed by the Company dated the Closing Date, certifying that the representations and warranties of the Company contained in this Agreement and the information set forth in all Schedules and Exhibits of the Company are then true and correct and that the Company has complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

                                                                              11
HAMILTON________________  Company________________

          (i) To Hamilton, a copy of the directors' resolution or the minutes of the meeting of the directors of the Company approving the execution and performance of this Agreement.

          (j) All Schedules, properly filled out, and all Exhibits called for in this Agreement.

          6.3 Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions, covenants and terms of this Agreement), unless waived in writing, on or prior to the Closing:

          (a) Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Closing Date as if made on such date.

          (b) Compliance. The Company, Hamilton and the Hamilton Holders each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Closing Date.

          (c) No Errors or Misrepresentations. The Company shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and Hamilton shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by the Company.

          (d) Due Diligence Examination. The Company and Hamilton shall have completed their due diligence examination of the other party to their satisfaction, including all books, records, contracts, documents listed in paragraph 6.2 and other documents and all financial affairs of the other party.

          (e) Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

          (f) No Litigation or Proceedings. No injunction or restraining order of any federal or state court is in effect which prevents the purchase of the Assets or issuance and delivery of the Exchange Shares, and no lawsuit or other proceeding has been filed by any person by the Closing Date contesting or attempting to enjoin either action, and no action is taken and no law is passed after the date of this Agreement which prevents the Exchange.

     7. OTHER COVENANTS OF THE PARTIES.  The parties agree that, prior to the
Closing:

          (a) Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

          (b) Restriction on Action. The parties each agree that he or it will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he or it has undertaken to do in this Agreement or any related agreement.

HAMILTON________________  Company________________

          (c) Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, Hamilton and the Company each shall permit the other, its counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to Closing, to its equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and its representatives during such period all information it or its representatives may reasonably request.

          (d) Public Release of Information. The Company shall not issue any press release or make any other public release of information concerning the Exchange or this Agreement without the prior written consent of Hamilton, and neither Hamilton nor any Hamilton Holder shall issue any press release or make any other public release of information concerning the Exchange or this Agreement without the Company's prior written consent.

          (e) SEC Filings. Hamilton and the Hamilton Holders acknowledge and agree that all filings with the SEC required by SEC rules shall be done within the required time limits. The Company, Hamilton and the Hamilton Holders will participate in the preparation of all such filings.

     8. INDEMNIFICATION.

          8.1 Indemnification by Hamilton. Hamilton and the Hamilton Holders jointly and severally agree to defend, indemnify and hold the Company, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified Company Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by Hamilton or a Hamilton Holder herein or in accordance herewith; (b) the breach of any warranty or covenant made by Hamilton or a Hamilton Holder herein or in accordance herewith; or (c) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the business of Hamilton or arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

          8.2 Indemnification by the Company. The Company agrees to defend, indemnify and hold Hamilton, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons, including the Hamilton Holders (the "Indemnified Hamilton Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by the Company herein or in accordance herewith; (b) the breach of any warranty or covenant made by the Company herein or in accordance herewith; or (c) any claim, litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

          8.3 Survival of Covenants and Warranties. The representations, warranties, covenants and agreements made by Hamilton on the one hand, and the Company on the other hand, shall survive the Closing and shall be fully enforceable at law or in equity against such other party and its successors and assigns for a period of one year after the Closing Date. Any investigation at any time made by or on behalf of (or any disclosure to) any party hereto shall not diminish in any respect whatsoever its right to rely on the representations and warranties of the other party hereto.

HAMILTON________________  Company________________

          8.4 Notice of Claims. The Company and Hamilton each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this
Section 10 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any member of the Indemnified Hamilton Group or the Indemnified Company Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

     9. TERMINATION OF THIS AGREEMENT.

          9.1 Grounds for Termination. This Agreement shall terminate:

          (a) By mutual written consent of all parties;

          (b) By any party, if:

               (i) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any Hamilton Holder refuses to execute this Agreement;

               (ii) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if the Company or Hamilton should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either Hamilton or the Company has committed any unlawful acts affecting the other party and such default or failure has not been cured within twenty
          (20) days after written request;

               (iii) the transactions contemplated in this Agreement and related agreements have not been consummated on the Closing Date, as it may be mutually accelerated or extended, or

               (iv) either the Company or Hamilton shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

          9.2 Manner of Termination. Any termination of this Agreement shall be made in accordance with the above listed grounds and, if terminated by Hamilton or the Company, shall be accompanied by a copy of the resolution of the

HAMILTON________________  Company________________
terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

          9.3 Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement. This Section constitutes a mutual covenant of the parties, and either may judicially enforce it.

     10. CONFIDENTIALITY PROVISIONS. In connection with the proposed Exchange, the Company or Hamilton may, from time to time, furnish the other party and/or its representatives with certain Confidential Information (as defined below). As used in this Section, the terms "Company", "Hamilton" and "Hamilton Holders" includes their respective advisers, representatives, employees and agents and all successors and assigns. In consideration of the Company furnishing (prior to and subsequent to the date hereof) such Confidential Information, Hamilton and the Hamilton Holders agree as follows:

          (a) Confidential Information. Confidential Information means any and all memoranda, manuals, data, reports, interpretations, forecasts, market plans, market analyses, and records containing or otherwise reflecting information concerning the Company which is not available to the general public and which the Company later provides or has previously provided to Hamilton or any Hamilton Holder, together with analyses, compilations, forecasts, studies or other documents prepared by the Company, its agents, representatives (including lawyers, accountants and financial advisors) or employees which contain or otherwise reflect the foregoing described information, as well as any oral communications with respect to the foregoing.

          The term Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Hamilton or a Hamilton Holder, or (ii) become available to Hamilton or a Hamilton Holder on a non-confidential basis from a source other than the Company or its agents which is not known to Hamilton or the Hamilton Holder to be prohibited from disclosing such Confidential Information to it by a legal, contractual or fiduciary obligation to the Company.

          (b) Confidentiality. The Confidential Information will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by Hamilton or a Hamilton Holder, other than in connection with this Agreement. Hamilton and the Hamilton Holders agree to reveal the Confidential Information only to their representatives and employees who need to know the Confidential Information for the purposes described herein, who are informed by Hamilton or the Hamilton Holder, as the case may be, of the confidential nature of the Confidential Information and who shall agree in writing to act in accordance with the terms and conditions of this Confidential Agreement. Hamilton and the Hamilton Holders shall be liable for any breach of this Confidentiality provision by its or his respective representatives or employees.

          Without the prior written consent of the Company, except as required by law, Hamilton and the Hamilton Holders will not disclose to any person the fact that the Confidential Information has been made available, nor make any announcement that discussions or negotiations are taking place or have taken place concerning the matters set forth in this Agreement or any of the terms, conditions or other facts with respect to any transaction the Company is negotiating, including the status thereof.

HAMILTON________________  Company________________

          (c) Return of Confidential Information. Promptly upon completion or termination of this Agreement, all copies of the Confidential Information, except for that portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Hamilton or a Hamilton Holder, will be returned to the Company. That portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Hamilton or a Hamilton Holder and oral Confidential Information may be retained by Hamilton or the Hamilton Holder and kept confidential and subject to the terms of this Confidentiality Agreement or destroyed upon the request of the Company. Such destruction will be confirmed in writing to the Company.

          (d) Accuracy of Confidential Information. Hamilton and the Hamilton Holders acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and the Company expressly disclaims any and all liability that may be based on the Confidential Information, errors therein or omissions therefrom.

          (e) Protective Order. In the event that Hamilton or a Hamilton Holder or anyone to whom it or he transmits the Confidential Information becomes legally compelled to disclose any of the Confidential Information or any information relating to Hamilton's or a Hamilton Holder's opinion, judgment or recommendations concerning the Company as developed from the Confidential Information, Hamilton or the Hamilton Holder, as the case may be, will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. In the event that such waiver or such protective order or other remedy is not obtained, Hamilton or the affected Hamilton Holder(s) will furnish only that portion of the Confidential Information which it or they are advised by written opinion of legal counsel is legally required, and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Neither Hamilton nor any Hamilton Holder shall oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

          (f) Reciprocal Nature of this Covenant. In the event that Hamilton or a Hamilton Holder provides Confidential Information to the Company, then the Company shall have the same obligation as Hamilton and the Hamilton Holders in this Section, and Hamilton or such Hamilton Holder(s) shall have the same rights and remedies as the Company set forth in this Section with respect to such Confidential Information.

     11. MISCELLANEOUS PROVISIONS.

          (a) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment, except that the Company may direct such an assignment to a wholly owned subsidiary corporation. No such assignment shall relieve the assignor of any obligations created under this Agreement.

          (b) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

          (c) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

HAMILTON________________  Company________________

          (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

          (e) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties contained herein and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Hamilton or a Hamilton Holder, as the case may be, shall, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years.

          (f) Interpretation. This Agreement shall be governed by and construed under the laws of the State of Colorado and shall be interpreted as if all parties participated equally in its drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

          (g) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains its delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to a Hamilton Holder, sent to Hamilton for forwarding, and:

If to Hamilton Inc.:           445 East Front Street
-------------------
                               Traverse City, Michigan 49686
                               ATTN: Mr. Ronald J. Clark, Pres.

If to the Hamilton Holders:    to the respective addresses shown on Schedule 1.2
--------------------------

If to the Company:             Mr. Randy J. Sasaki
-----------------
                               90 Madison Street, Suite 707
                               Denver, Colorado 80206

          (h) No Finders. Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys fees.

          (i) Expenses. Except as otherwise provided in this letter, the parties shall each bear their own respective fees and expenses incurred in connection with the transactions contemplated herein.

HAMILTON________________  Company________________

          (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

          (k) Prevailing Party Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

          (l) Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or its employees is the employee or agent of the other. Neither Hamilton nor the Company has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

          (m) Exhibits, Schedules, etc. Each Exhibit to this Agreement shall be initialed by Hamilton and the Company, and each Schedule shall be initialed by the party providing it. Any Schedule provided by Hamilton Holders shall be initialed by all of the Hamilton Holders. If a Schedule does not apply, it must nonetheless be furnished and marked "not applicable." The information contained in every Schedule shall be updated as necessary as of a date as close as possible to the Closing Date and must be accurate and complete as of the Closing Date. Each party signing this Agreement represents and warrants, to all other parties, by such signature that he, she or it has carefully read this Agreement in its entirety and understands the provisions of this Agreement.

          (n) No Advice Given. Hamilton and the Hamilton Holders acknowledge and agree that they have neither asked for nor received any legal or tax advice from the Company or its counsel, nor any other person associated with the Company, in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Exchange and issuance of the Exchange Shares.

          (o) Options Acknowledged. Hamilton and the Hamilton Holders acknowledge that certain officers and directors of the Company have exercised options to purchase common stock of the Company pursuant to the 1997 Compensatory Stock Option Plan and acknowledge that such options were valid and have been validly exercised for the purchase of an aggregate of 1,000,000 common shares, for cash. In particular, Randy J. Sasaki has exercised options entitling him to purchase 500,000 shares at $0.05 per share, and John D. Brasher Jr. has exercised options entitling him to purchase 500,000 shares at $0.05 per share, all of which shares have been registered under the Act under cover of a registration statement on Form S-8 (the "Compensatory Shares"). Hamilton and the Hamilton Holders agree that the Compensatory Shares shall be issued to Sasaki and Brasher following the closing, and that such shares are unrestricted and freely tradeable. In the event the Company should take the position that the Compensatory Shares were not validly issued under the Form S-8 registration or for any other reason that the shares are not freely tradeable, then the Company shall cause the immediate issuance to Randy J. Sasaki and John D. Brasher Jr. of 1,000,000 shares that have been registered under the Act under Form S-8 and are

HAMILTON________________  Company________________
freely tradeable, and the sums paid by them heretofore to exercise the options shall be considered full payment for such shares; and the number of Compensatory Shares issuable to them shall be increased by ten percent (10%) for every additional fifteen-day period after the Closing that elapses prior to their receipt of unrestricted certificates for such shares. Randy J. Sasaki and John
D. Brasher Jr. are third-party beneficiaries of this paragraph 11(o).

          IN WITNESS WHEREOF, all parties have executed this Agreement, and Hamilton and the Company have initialled every preceding page hereof, as of the dates respectively indicated below.

RENEGADE VENTURE (NEV.) CORPORATION HAMILTON AEROSPACE TECHNOLOGIES, INC.




By   S/s Randy J. Sasaki                   By  Ronald J. Clark
     ------------------------------            ---------------------------------
         Randy J. Sasaki, President            Ronald J. Clark, President

DATE: April 30, 2002                       DATE: April 30, 2002



                                HAMILTON HOLDERS'
                                 SIGNATURE PAGE
   to Stock Exchange Agreement and Plan of Reorganization dated April 30, 2002


OLD MISSION ASSESSMENT CORPORATION          UNITED PAYPHONE OWNERS LLC



By                                         By
    -------------------------------           ----------------------------------
         Authorized Officer                          Authorized Officer

DATE:_______________________               DATE:_____________________


SEAJAY HOLDINGS CO. LLC                    JOANE' CORP.




By                                         By
    -------------------------------            ---------------------------------
         Authorized Officer                          Authorized Officer

DATE:_______________________               DATE:______________________


IAN HERMAN, Individually                   RONALD J. CLARK, Individually



By   S/s Ian Herman                        By  s/s Ronald J. Clarke
     ------------------------------            ---------------------------------
         Signature                                     Signature

DATE:_______________________               DATE:______________________

HAMILTON________________  Company________________

                             EXHIBITS and SCHEDULES


Hamilton Schedules:

Schedule 1.2 -     Names and addresses of Hamilton  shareholders,  no. of
                   Hamilton Shares owned by each and number of exchange shares that go to each person

Schedule 3(d)     litigation

Schedule 3(g)     disclosure of material liabilities

Schedule 3(i)     taxes owed

Schedule 3(j)     material contracts

Schedule 3(k)     affiliate relationships

Schedule 3(o)     insurance policies in effect

Schedule 3(r) patents, trademarks, service marks, licenses, franchises and other intellectual property

HAMILTON________________  Company________________

                             S C H E D U L E 1.2

          Names and addresses of Hamilton shareholders, number of Hamilton Shares owned by each and number of Exchange Shares that go to each person


                                              No. Hamilton     No. Exchange
     Name and Address                         Shares Owned     Shares Issuable
     ----------------                         ------------     ---------------
1.   Old Mission Assessment Corporation           648            8,100,000
     445 E. Front Street
     Traverse City, Michigan 49686

2.   United Payphone Owners LLC                    80            1,000,000
     445 E. Front Street
     Traverse City, Michigan 49686

3.   Seajay Holdings LLC                          120            1,500,000
     445 E. Front Street
     Traverse City, Michigan 49686

4.   Joane' Corporation                           120            1,500,000
     445 E. Front Street
     Traverse City, Michigan 49686

5.   Ian Herman                                    16              200,000
     6045 Tocito Place
     Tucson, AZ 85718

6.   Ronald J. Clarke                              16              200,000
     3908 S. Ocean Boulevard, Suite#1
     Highland Beach, Florida 33487
                                               ------------     ---------------

     Totals                                       1,000          12,500,000

HAMILTON________________  Company________________